Exhibit 23.1

Onestop Assurance PAC
10 Anson Road
#21-14 International Plaza
Singapore 079903
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated April 30, 2026 in Post-effective Amendment No. 1 to the Registration Statement (Registration no. 333-289480) on Form F-1 of Youlife Group Inc., relating to the audit of the consolidated balance sheets of Youlife Group Inc. and its subsidiaries (collectively the “Group”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income / (loss), changes in equity, and cash flows in each of the three-years period ended December 31, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

June 11, 2026